Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 20, 2006, accompanying the consolidated financial statements of Enterprise NewsMedia, LLC as of and for the years ended December 31, 2005 and 2004, contained in the Amendment No. 2 to the Registration Statement and Prospectus of GateHouse Media, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Boston, Massachusetts

September 25, 2006